Exhibit 99.1

       Spectrum Brands Provides Additional Financial Information

    ATLANTA--(BUSINESS WIRE)--July 23, 2007--Spectrum Brands, Inc. (NYSE: SPC) provided further information today regarding current expectations for fiscal 2007 financial results. The company reported that cash on hand at the close of the quarter ending June 30, 2007 was in excess of $175 million and that it expects to generate total operating cash flow of between $120 and $140 million during the six month period ending September 30, 2007. The expected cash flow number differs from the company's earlier projections as included in its March 8K filing due to (1) a previously announced $20 million shortfall in EBITDA as compared to that projected in the 8K filing, and (2) the fact that $30 million assumed to be generated in the third quarter in the earlier projections was instead generated during the company's fiscal second quarter ended April 1, 2007.

    Net debt at September 30, 2007, is anticipated to be approximately $2.4 billion, a reduction of approximately $200 million as compared with reported net debt as of April 1, 2007.

    As previously announced, Spectrum expects to reduce its indebtedness under its senior credit facility term loan by the amount of $225 million during the fourth quarter through a combination of cash on hand and positive operating cash flow. In addition, Spectrum has received financing commitments from Goldman Sachs and Wachovia Bank to provide the company with a $225 million asset based loan (ABL) facility. Although Spectrum does not currently anticipate the need to borrow on the ABL facility at closing, it will be available for future working capital needs at lower interest rates than the company's current term loan. The ABL facility is expected to close during the fiscal fourth quarter ending September 30, 2007. The company currently anticipates that positive operating cash flow and the available credit under the asset based loan facility will be sufficient to meet liquidity and working capital needs for the foreseeable future.

    Spectrum Brands reiterated its strategy of reducing indebtedness and leverage through the strategic sale of assets, including its Home & Garden business, which is currently being accounted for as discontinued operations, and potentially other additional assets.

    Spectrum Brands will host a conference call with members of the investment community on August 7, 2007 at 8:30 a.m. EDT to provide further detail on its fiscal third quarter results and progress on strategic initiatives. Access to the call will be available at www.spectrumbrands.com.

    Forward Looking Statements

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs,
(4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies and other restructuring initiatives, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

    The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.


    CONTACT: Spectrum Brands
             Investor Relations:
             Nancy O'Donnell, VP Investor Relations, 770-829-6208 or
             Sard Verbinnen & Co for Spectrum Brands
             Media Relations:
             Jamie Tully, 212-687-8080